EXHIBIT 2

Vivus - Why Change Is Needed Now

First Manhattan Co.

Recommended Reading

  First Manhattan Co. - Strategic Plan to Fix Vivus - June 25th, 2013 [ PDF ]

  First Manhattan Co. - Realizing the value of Vivus Presentation - June 25th, 2013 [ PDF ]

  First Manhattan Co. - Letter to Vivus Stockholders - June 25th, 2013 [ PDF ]